Exhibit 99

We don’t make home loans
We make home loans possible

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Amy Goller, Corporate Relations, (414) 347-6436, amy_goller@mgic.com

MGIC Investment Corporation
Fourth Quarter Net Income of $103.9 Million

MILWAUKEE (January 12, 2004) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended December 31, 2003 of $103.9 million, compared with the $137.5 million for the same quarter a year ago. Diluted earnings per share was $1.05 for the quarter ending December 31, 2003, compared to $1.37 for the same quarter a year ago.

Net income for the full year 2003 was $493.9 million, compared with $629.2 million for the same period last year, a decrease of 21.5 percent, diluted earnings per share for the full year 2003 were $4.99 compared with $6.04 in 2002, a 17.4 percent decrease.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said while we are encouraged by record new insurance written and increasing persistency, current year results were negatively impacted by higher paid and incurred losses.

Total revenues for the fourth quarter were $449.3 million, up 8.1 percent from $415.6 million in the fourth quarter of 2002. The growth in revenues resulted from a 12.7 percent increase in net premiums earned to $350.1 million. Net premiums written for the quarter were $355.9 million, compared with $306.9 million in the fourth quarter last year, an increase of 16.0 percent.

Total revenues for the year were $1.78 billion, compared with $1.57 billion in 2002. The growth in revenues for the year resulted from a 15.6 percent increase in premiums earned to $1.37 billion from $1.18 billion last year and an increase in other revenues. Net premiums written for the year were $1.36 billion, compared with $1.18 billion in 2002, an increase of 15.8 percent.

New insurance written in the fourth quarter was $19.3 billion, compared to $25.3 billion in the fourth quarter of 2002. New insurance written for the quarter included $5.1 billion of bulk business compared with $5.8 billion in the same period last year. New insurance written for the full year 2003 was $96.8 billion compared to $92.5 billion in 2002 and includes $25.7 billion of bulk business compared to $22.5 billion in 2002.

Persistency, or the percentage of insurance remaining in force from one year prior, was 47.1 percent at 2003, compared with 56.8 percent at December 31, 2002, and 61.0 percent at December 31, 2001.

As of December 31, 2003, MGIC’s primary insurance in force was $189.6 billion, compared with $197.0 billion at December 31, 2002, and $183.9 billion at December 31, 2001. The book value of MGIC Investment Corporation’s investment portfolio was $5.2 billion at December 31, 2003, compared with $4.7 billion at December 31, 2002, and $4.1 billion at December 31, 2001.

At December 31, 2003, the percentage of loans that were delinquent, excluding bulk loans, was 3.76 percent, compared with 3.19 percent at December 31, 2002, and 2.65 percent at December 31, 2001. Including bulk loans, the percentage of loans that were delinquent at December 31, 2003 was 5.57 percent, compared to 4.45 percent at December 31, 2002, and 3.46 percent at December 31, 2001.

Losses incurred in the fourth quarter were $230.0 million, up from $140.5 million reported for the same period last year due to increases in the delinquency inventory and paid losses. Underwriting expenses were $73.1 million in the fourth quarter down from $74.7 million reported for the same period last year due to decreases in underwriting volumes.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $189.6 billion primary insurance in force covering 1.55 million mortgages as of December 31, 2003. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through April 12, 2004.

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those contemplated in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include the risks noted below.

As the domestic economy deteriorates, more homeowners may default, and the Company’s losses may increase.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing, and in some cases even eliminating, a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, a greater percentage of the Company’s volume than in the past has included segments that the Company views as having a higher probability of claim, including loans with LTV ratios over 95%, FICO credit scores below 620 or limited underwriting, including limited borrower documentation. A December 2003 mortgage finance forecast of the Mortgage Bankers Association projects that quarterly mortgage originations in the United States are expected to decline materially beginning in the fourth quarter of 2003 from the levels experienced during the first three quarters of the year. In response to lower national origination volume, mortgage lenders may seek to maintain their own volume through a greater focus on lending to borrowers in segments that the Company views as having a higher probability of claim.

About 8% of the Company’s risk in force written through the flow channel, and somewhat more than half of the Company’s risk in force written through the bulk channel, consists of ARMs. The Company believes that during a prolonged period of rising interest rates claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment.

The performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Fairbanks Capital Corp. (“Fairbanks”) is the servicer of approximately 1.5% of the loans insured by the Company and approximately 6.2% of the loans insured by the Company written through the bulk channel (a substantial number of which are subprime). The servicer ratings assigned to Fairbanks by Moody’s and S&P were downgraded during the second quarter of 2003 from “strong” to “below average” due in part to concerns expressed by those rating agencies about Fairbanks’ regulatory compliance and operational controls.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender.

A substantial portion of the Company’s captive mortgage reinsurance arrangements is structured on an excess of loss basis. During the second quarter of 2003 the Company stopped participating in certain excess of loss risk sharing arrangements on terms which are generally present in the market. The captive mortgage reinsurance programs of larger lenders generally are not consistent with the Company’s position. The Company’s position with respect to such risk sharing arrangements is resulting in a reduction of business from such lenders and has resulted in a decline in the Company’s flow market share in 2003 compared to 2002.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. The Company’s top ten customers generated 27.0% of the new primary insurance that it wrote on a flow basis in 1997 compared to 39.5% in 2002, although this concentration is expected to decline for 2003 due to the Company’s position on excess loss risk sharing arrangements referred to above.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

AGC Holdings Limited, a Bermuda company whose mortgage insurance business is primarily reinsurance, recently announced that it intended to write mortgage guaranty insurance on a direct basis.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At December 31, 2003 persistency was at 47.1%. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.

The Company’s new insurance written during 2001 — 2003 was $86.1 billion, $92.5 billion and $96.8 billion, respectively, The unprecedented period of refinance activity that positively affected volume beginning in 2001 appears to have come to an end. As a result, the Company expects new insurance written in 2004 will be materially lower than in 2003.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan- to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that 80-10-10 loans remain a significant percentage of mortgage originations.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including the Company’s MGIC subsidiary, have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act. MGIC’s settlement of litigation against it under RESPA became final in October 2003. There can be no assurance that MGIC will not be subject to future litigation under RESPA.

In March 2003 an action against MGIC was filed in Federal District Court in Orlando, Florida seeking certification of a nationwide class of consumers who were required to pay for private mortgage insurance written by MGIC and whose loans were insured at less than MGIC’s “best available rate” based on credit scores obtained by MGIC. (A portion of MGIC’s A minus and subprime premium rates are based in part on the credit score of the borrower.) The action alleges that the Federal Fair Credit Reporting Act (“FCRA”) requires a notice to borrowers of such “adverse action” and that MGIC has violated FCRA by failing to give such notice. The action seeks statutory damages (which in the case of willful violations, in addition to punitive damages, may be awarded in an amount of $100 to $1,000 per class member) and/or actual damages of the persons in the class, and attorneys fees, as well as declaratory and injunctive relief. The action also alleges that the failure to give notice to borrowers in Florida in the circumstances alleged is a violation of Florida’s Unfair and Deceptive Acts and Practices Act and seeks declaratory and injunctive relief for such violation. In December 2003, the Court denied MGIC’s motion seeking dismissal of the portion of the case covering damages under FCRA but dismissed the remainder of the case. There can be no assurance that the outcome of the litigation will not materially affect the Company’s financial position or results of operations. Similar actions have been commenced against two other mortgage insurers.

Net premiums written could be adversely affected if a proposed regulation by the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act is adopted.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. If mortgage insurance is required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, adoption of this regulation by the Department of Housing and Urban Development could adversely affect the Company’s revenues to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

		(in thousands of dollars, except per share data)
Net premiums written	$355,931	$306,882	$1,364,631	$1,177,955

Net premiums earned	$350,115	$310,527	$1,366,011	$1,182,098
Investment income	51,435	52,876	202,881	207,516
Realized gains	3,487	7,129	36,862	29,113
Other revenue	44,282	45,062	171,654	147,076

Total revenues	449,319	415,594	1,777,408	1,565,803
Losses and expenses:
Losses incurred	229,971	140,528	766,028	365,752
Underwriting, other expenses	73,081	74,730	305,869	272,285
Interest expense	10,221	10,254	41,113	36,776
Ceding commission	(912)	(1,260)	(3,396)	(6,652)

Total losses and expenses	312,361	224,252	1,109,614	668,161

Income before tax	136,958	191,342	667,794	897,642
Provision for income tax	33,095	53,844	173,915	268,451

Net income	$103,863	$137,498	$493,879	$629,191

Weighted average common shares outstanding (Shares in thousands)	98,817	100,555	99,022	104,214

Diluted earnings per share	$1.05	$1.37	$4.99	$6.04

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2003	2002	2001

	(in thousands of dollars, except per share data)
ASSETS	$5,205,161	$4,726,472	$4,069,447
Investments (1)
Cash	23,612	11,041	26,392
Reinsurance recoverable on loss reserves (2)	18,074	21,045	26,888
Reinsurance recoverable on unearned premiums	7,528	8,180	8,415
Home office and equipment, net	36,722	35,962	34,762
Deferred insurance policy acquisition costs	32,613	31,871	32,127
Other assets	593,677	465,732	368,981

	$5,917,387	$5,300,303	$4,567,012

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,061,788	733,181	613,664
Unearned premiums	168,137	170,167	174,545
Short- and long-term debt	599,680	677,246	472,102
Other liabilities	290,880	324,517	286,514

Total liabilities	2,120,485	1,905,111	1,546,825
Shareholders’ equity	3,796,902	3,395,192	3,020,187

	$5,917,387	$5,300,303	$4,567,012

Book value per share	$38.58	$33.87	$28.47

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	228,061	260,288	83,790
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,043,714	712,136	586,776

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$3,487	$7,129	$36,862	$29,113
Income taxes at 35%	1,220	2,495	12,902	10,190

After tax realized gains	2,267	4,634	23,960	18,923
Weighted average shares	98,817	100,555	99,022	104,214

Diluted EPS contribution from realized gains	$0.02	$0.05	$0.24	$0.19

Diluted earnings per share contribution from the company’s C-BASS joint venture:
C-BASS contribution to other revenue	$22,711	$16,684	$66,053	$63,478
Income taxes at 35%	7,949	5,839	23,119	22,217

After tax C-BASS contribution	14,762	10,845	42,934	41,261
Weighted average shares	98,817	100,555	99,022	104,214

Diluted EPS contribution from C-BASS	$0.15	$0.11	$0.43	$0.40

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings. Management believes the diluted earnings per share contribution from C-BASS provides useful information to investors because it shows the after-tax contribution from this joint venture, which is not controlled by the Company, to earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$19,290	$25,251	$96,803	$92,532

New risk written ($ millions):
Primary	$5,041	$6,387	$25,209	$23,403

Pool (1)	$267	$416	$1,120	$674

Product mix as a % of primary NIW
95% LTVs	34%	32%	32%	34%
ARMs	10%	8%	7%	7%
95% LTV/30% coverage	24%	21%	21%	24%
90% LTV/25% coverage	30%	28%	29%	29%
Refinances	35%	49%	47%	43%
Net paid claims ($ millions)
Flow	$55	$38	$194	$117
Bulk (2)	49	22	160	65
Second mortgage	8	4	30	24
Other	12	10	50	35

	$124	$74	$434	$241

(1)	Represents contractual aggregate loss limits and, for the three and twelve months ended December 31, 2003 and the twelve months ended December 31, 2002, for $2,060 million, $4,141 million and $2,982 million, respectively, of risk without such limits, risk is calculated at $65 million, $192 million and $132 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of

	December 31,	December 31,	December 31,
	2003	2002	2001

Direct Primary Insurance In Force ($ millions):	189,632	196,988	183,904
Direct Primary Risk In Force ($ millions)	48,658	49,231	45,243
Direct Pool Risk In Force ($ millions) (1)	2,895	2,568	1,950
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	8.1:1	8.7:1	9.1:1
Primary Insurance:
Insured Loans	1,551,331	1,655,887	1,580,283
Persistency	47.1%	56.8%	61.0%
Total loans delinquent	86,372	73,648	54,653
Percentage of loans delinquent (delinquency rate)	5.57%	4.45%	3.46%
Loans delinquent excluding bulk loans	45,259	43,196	36,193
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.76%	3.19%	2.65%
Bulk loans delinquent	41,113	30,452	18,460
Percentage of bulk loans delinquent (delinquency rate)	11.80%	10.09%	8.59%
A-minus and subprime credit loans delinquent (2)	34,525	25,504	15,649
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	14.14%	12.68%	11.60%

(1)	Represents contractual aggregate loss limits and, at December 31, 2003 and 2002, respectively, for $4.9 billion and $3.0 billion of risk without such limits, risk is calculated at $353 million and $147 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003

Insurance inforce
Flow ($ bil)	$156.8	$159.4	$160.8	$158.5	$154.9	$150.3	$145.7	$144.8
Bulk ($ bil)	$33.8	$35.1	$35.8	$38.5	$40.8	$43.3	$45.3	$44.8
Risk inforce
% Prime (FICO 620 & >)	89.2%	85.8%	85.5%	84.9%	83.8%	82.9%	82.2%	82.4%
% A minus (FICO 575 - 619) (1)	n/a	n/a	9.9%	10.4%	11.2%	12.0%	12.6%	12.6%
% Subprime (FICO < 575) (1)	n/a	n/a	4.6%	4.7%	5.0%	5.1%	5.2%	5.0%
New insurance witten
Flow ($ bil)	$17.0	$16.1	$17.4	$19.5	$17.4	$18.8	$20.7	$14.2
Bulk ($ bil)	$6.6	$5.7	$4.5	$5.8	$6.7	$6.6	$7.3	$5.1
Average loan size of Insurance in force (000’s)
Flow	$114.4	$115.5	$116.5	$117.0	$117.6	$118.4	$119.4	$120.4
Bulk	$134.8	$130.9	$128.3	$127.5	$127.3	$127.2	$128.1	$128.4
Coverage rates
Flow	23.8%	23.8%	23.9%	24.2%	24.1%	24.4%	24.6%	24.8%
Bulk	21.6%	23.2%	23.8%	24.7%	25.9%	27.1%	28.2%	29.0%
Paid Losses (000’s)
Average severity flow	$20.3	$19.5	$20.3	$22.1	$23.6	$23.5	$22.9	$23.8
Average severity bulk	$18.6	$19.7	$19.1	$19.2	$21.8	$21.9	$22.0	$23.4
Average severity total	$19.9	$19.6	$19.7	$20.9	$22.9	$22.7	$22.5	$23.6
Risk sharing Arrangments — Flow Only
% insurance inforce subject to risk sharing (2)	33.6%	36.1%	38.9%	41.5%	42.8%	44.0%	45.3%
% Quarterly NIW (flow only) subject to risk sharing (2)	51.2%	52.3%	54.8%	54.1%	51.9%	53.2%	53.4%
Premium ceded (millons)	$21.5	$23.5	$27.7	$27.3	$30.0	$29.5	$28.8	$28.4
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	56.8%	54.5%	54.3%	55.1%	53.7%	54.1%	54.4%	55.0%
A minus (FICO 575 - 619) (3)	n/a	n/a	26.9%	27.4%	28.7%	29.6%	30.1%	30.1%
Subprime (FICO < 575) (3)	n/a	n/a	18.8%	17.5%	17.6%	16.3%	15.5%	14.9%
Other:
Shares repurchased
# of shares (000)	451.2	2,260.5	3,111.2	551.4	1,868.1	331.4	0.0	94.5
Average price	$66.71	$69.59	$51.29	$47.72	$39.76	$45.04	$—	$52.29
C-BASS Investment	$130.9	$144.7	$152.1	$168.7	$178.5	$197.3	$204.6	$219.8
Sherman Investment (4)	$38.5	$42.8	$48.2	$54.4	$42.3	$49.3	$52.3	$63.7
GAAP loss ratio	21.0%	22.3%	33.8%	45.2%	42.8%	51.3%	63.7%	65.7%
GAAP expense ratio	15.4%	14.5%	14.1%	15.0%	14.3%	15.0%	14.0%	13.1%

Footnotes:
     (1) Data not tracked prior to Q3 2002
     (2) Latest Quarter data not available due to lag in reporting
     (3) Data not tracked prior to Q2 2002
     (4) Ownership reduced from 45.5% to 41.5% in Q1 2003